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                     CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and to the incorporation by reference in this Post-Effective Amendment Number 13 to the Registration Statement (Form N-1A) (No. 33-70742) of Lincoln Variable Insurance Products Trust of our reports dated February 7, 2003, included in the 2002 Annual Reports to shareholders of Lincoln National Aggressive Growth Fund, Inc., Lincoln National Bond Fund, Inc., Lincoln National Capital Appreciation Fund, Inc., Lincoln National Equity-Income Fund, Inc., Lincoln National Global Asset Allocation Fund, Inc., Lincoln National Growth and Income Fund, Inc., Lincoln National International Fund, Inc., Lincoln National Managed Fund, Inc., Lincoln National Money Market Fund, Inc., Lincoln National Social Awareness Fund, Inc. and Lincoln National Special Opportunities Fund, Inc.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 1, 2003